Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 7, 2012 (October 10, 2012 as to reportable segments operating income in Note 15) relating to the consolidated financial statements of WWF Operating Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) included in Registration Statement No. 333-183112.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

October 25, 2012